Exhibit 99.1

NEWS RELEASE		FOR IMMEDIATE RELEASE

FOR:	Mylan Laboratories Inc.	For Further Information
	1500 Corporate Dr	CONTACT:	Kris King
	Canonsburg, PA 15317		Director – Investor Relations
(724) 514-1800

Mylan Reports Record EPS, Revenues and Net
Earnings for the Third Quarter of Fiscal 2004

Mylan Announces Earnings Guidance for Fiscal 2005

Quarterly Financial Highlights

•	Record third quarter diluted earnings per share of $0.31, an increase of 29%.

•	Net revenues increased 9% to a third quarter record $349.8 million.

•	Net earnings increased 24% to a third quarter record $84.6 million.

•	Mylan announces its 2005 earnings guidance of $1.30 to $1.40 per diluted share.

PITTSBURGH, PA – January 29, 2004 – Mylan Laboratories Inc. (NYSE: MYL) today announced its fiscal 2005 earnings guidance of $1.30 to $1.40 per diluted share. “We are pleased to once again deliver guidance which projects continued earnings growth as we continue to invest heavily in our business for our future,” stated Robert J. Coury, Vice Chairman and CEO. “Our guidance demonstrates our continued commitment to effectively manage our business while delivering growth to our shareholders.”

Mylan today also announced its financial results for the three and nine-month periods ended December 31, 2003, which included third quarter diluted earnings per share of $0.31, net revenues of $349.8 million and net earnings of $84.6 million, all third quarter records.

For the three months ended December 31, 2003, net revenues increased 9% to a third quarter record $349.8 million, with increases realized by both the Generic Segment and the Brand Segment. Net revenues for the Generic Segment increased 9% or $23.6 million to $277.4 million, while Brand Segment net revenues were $72.3 million, an increase of 9% or $5.7 million from the same prior year period. For the nine months ended December 31, 2003, net revenues increased 14% or $125.7 million to $1.04 billion from $915.5 million for the nine months ended December 31, 2002. Generic Segment net revenues were $832.2 million, an increase of 9% over the same prior year period, while Brand Segment net revenues increased 38% to $209.1 million.

Diluted earnings per share for the third quarter were $0.31 compared to $0.24 for the third quarter of fiscal 2003, an increase of 29%. For the nine months ended December 31, 2003, diluted earnings per share were $0.94 compared to $0.70 in the same prior year period, an increase of 34%. Net earnings increased 24% to a third quarter record $84.6 million from $68.4 million in the same prior year period. For the nine months, net earnings increased 31% to $259.8 million in fiscal 2004, compared to $198.5 million in fiscal 2003.

Fiscal 2005 Earnings Guidance

Mylan’s fiscal 2005 earnings guidance reflects a continuation of the success achieved to date in fiscal 2004. Financial performance in the pharmaceutical industry is difficult to predict given its regulatory environment, competition within the industry at market formation and throughout a product’s life cycle, the increasingly litigious nature of the research and development and product approval process, and other risks associated with Mylan’s business. Therefore, when developing Mylan’s fiscal 2005 financial guidance, management probability weighs factors which it believes could influence results of operations. For risk factors associated with the Company’s business, including future financial performance, please read carefully the Company’s most recently filed quarterly report on Form 10-Q and other periodic SEC filings.

Based upon this approach and analysis, the Company projects its fiscal 2005 earnings per diluted share to be $1.30 to $1.40, with the following expectations of its key business drivers:

Net Revenues	Growth of 15% — 20%
Gross Margins	58% — 62% of net revenues
Research & Development Expense	6% — 8% of net revenues
Selling & Marketing Expense	6% — 8% of net revenues
General & Administrative Expense	9% — 11% of net revenues
Operating Margins	37% — 40% of net revenues
Tax Rate	36% — 38%

Segment Information

	Three Months Ended			Nine Months Ended

	December 31,			December 31,

	2003	2002	Increase	2003	2002	Increase

Net Revenues (in millions):
Generic Segment	$277.4	$253.9	9%	$832.2	$763.8	9%
Brand Segment	72.3	66.6	9%	209.1	151.7	38%

Total	$349.8	$320.5	9%	$1,041.3	$915.5	14%

Generic Segment

Net revenues for the quarter increased 9% or $23.6 million to $277.4 million from $253.9 million for the same prior year period. This increase is the result of $29.5 million from products launched subsequent to December 31, 2002, largely due to omeprazole, partially offset in part by changes in the portfolio mix.

Gross profit for the quarter increased 17% or $21.9 million to $153.6 million, and gross margins increased from 52% to 55% of net revenues. Earnings from operations increased 16% or $17.8 million to $130.4 million from the same prior year period. The increase in earnings from operations was driven primarily by higher gross profit which was partially offset by increased research and development expense from the continued expansion of the development platform.

For the nine months ended December 31, 2003, net revenues increased $68.3 million or 9% to $832.2 million from $763.8 million. New products launched subsequent to December 31, 2002, contributed net revenues of $102.5 million, largely due to omeprazole.

Gross profit for the nine months ended December 31, 2003, increased 16% or $65.2 million to $461.2 million from fiscal 2003, and gross margins increased from 52% to 55% of net revenues. Operating income for the nine-month period increased by 16% or $55.4 million to $395.1 million from $339.7 million. The increase in operating income was driven by higher gross profit, partially offset by higher research and development expenses.

Brand Segment

For the third quarter, the Brand Segment reported net revenues of $72.3 million, an increase of 9% or $5.7 million from $66.6 million in the same prior year period. Included in third quarter net revenue is $13.2 million related to the sale of the U.S. and Canadian rights to sertaconazole nitrate 2% cream. Gross profit for the third quarter increased $7.8 million or 20% to $45.6 million, which included this sale.

Earnings from operations were $17.1 million compared to $10.7 million in the same quarter of the prior year. The increase was primarily attributable to higher gross profit, partially offset by increased selling and marketing costs due to pre-marketing activities related to apomorphine.

For the nine months ended December 31, 2003, net revenues increased 38% or $57.4 million to $209.1 million from $151.7 million. This increase was primarily the result of sales of Amnesteem™ which was launched in the third quarter of fiscal 2003, as well as the sertaconazole sale.

Gross profit for the first nine months of fiscal 2004 was $123.1 million, an increase of $35.2 million or 40% from $87.8 million in fiscal 2003. Earnings from operations were $38.5 million compared to $11.5 million. The improvement in earnings from operations was the result of increased gross profit partially offset by higher research and development expenses related to nebivolol, and increased selling and marketing costs related to apomorphine pre-marketing activities.

Corporate/Other

General and administrative expenses for the third quarter of fiscal 2004 were $24.7 million, an increase of $4.0 million from the same prior year period. For the nine months ended December 31, 2003, general and administrative expenses were $71.4 million, an increase of $22.5 million from the same prior year period. The increases for both the three and nine month periods were due primarily to increased legal costs.

Other income for the third quarter and nine-month period was $4.2 million and $14.7 million, respectively. Included in other income for the nine months are interest income and a gain of $5.0 million on the sale of an office building, partially offset by losses realized by Somerset Pharmaceuticals, Inc., a company in which Mylan maintains an equity investment.

Fiscal 2004 Earnings Guidance

Mylan reaffirms its fiscal 2004 earnings guidance of $1.11 to $1.18 per diluted share.

Conference Call and Live Webcast

Mylan will host a conference call and live Webcast to discuss its third quarter earnings on Thursday, January 29, 2004, at 10:00 am ET. The dial-in number to access the live call is (913) 981-4900. In addition to the live call, a replay will be available from approximately 12:00 pm ET on January 29, through 12:00 pm ET on February 5, and can be accessed by dialing (719) 457-0820 with access pass code 512105.

To access the live Webcast, go to Mylan’s website at www.mylan.com and click on the Webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. If you are unable to listen to the live Webcast, please access www.mylan.com at any time within seven days to listen to a replay of the Webcast.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s opportunities, future growth and continued success; the Company’s commitment to deliver growth to its shareholders; and the Company’s fiscal 2004 and fiscal 2005 earnings guidance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions;

•	the Company’s ability to obtain required FDA approvals for new products on a timely basis;

•	uncertainties regarding continued market acceptance of and demand for the Company’s products;

•	the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenue or net income;

•	the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing;

•	the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry;

•	the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain;

•	the possible loss of business from the Company’s concentrated customer base;

•	the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors;

•	the Company’s dependence on third party suppliers and distributors for the raw materials, particularly the chemical compound(s) which produces the desired therapeutic effect, the active ingredient the Company uses to manufacture its products;

•	the possible negative effects of any interruption of manufacturing of the Company’s generic products at its principal facility;

•	the effects of consolidation of the Company’s customer base;

•	uncertainties regarding patent, intellectual and other proprietary property protections;

•	the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products;

•	possible reductions in reimbursement rates for pharmaceutical products;

•	possible negative effects on product pricing of current or future legislative or regulatory programs;

•	the Company’s exposure to lawsuits and contingencies associated with its business;

•	uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements;

•	the Company’s exposure to risks inherent in acquisitions or joint ventures;

•	the Company’s ability to attract and retain key personnel;

•	possible adverse effects resulting from any significant decline in the value of securities that the Company holds or from uninsured losses of funds;

•	uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future; and

•	inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements in accordance with GAAP and related standards.

The cautionary statements referred to above should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item I of the Company’s Form 10-K for the year ended March 31, 2003, as well as those contained in the Company’s Form 10-Q for the period ended June 30, 2003 and for the period ended September 30, 2003. The Company undertakes no duty to update its forward-looking statements, even though its situation may change in the future.

Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories, Inc. and Bertek Pharmaceuticals Inc., that develop, manufacture and market an extensive line of generic and proprietary products. For more information about Mylan, visit www.mylan.com.

MYLAN LABORATORIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Net revenues	$349,786	$320,494	$1,041,254	$915,506
Cost of sales	150,602	150,918	456,933	431,596

Gross profit	199,184	169,576	584,321	483,910
Operating expenses:
Research and development	25,248	22,941	73,933	59,953
Selling and marketing	18,027	15,173	53,137	48,598
General and administrative	33,096	28,769	95,016	73,020
Litigation settlements	(2,676)	—	(24,345)	—

Total operating expenses	73,695	66,883	197,741	181,571

Earnings from operations	125,489	102,693	386,580	302,339
Other income, net	4,194	3,734	14,727	7,335
Earnings before income taxes	129,683	106,427	401,307	309,674
Provision for income taxes	45,065	37,995	141,548	111,164

Net earnings	$84,618	$68,432	$259,759	$198,510

Earnings per common share:
Basic	$0.32	$0.25	$0.97	$0.71

Diluted	$0.31	$0.24	$0.94	$0.70

Weighted average common shares:
Basic	268,560	276,522	269,141	280,661

Diluted	276,881	279,891	276,478	283,596

MYLAN LABORATORIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	December 31, 2003	March 31, 2003

Assets:
Current assets:
Cash and cash equivalents	$130,632	$258,902
Marketable securities	569,790	427,904
Accounts receivable, net	208,647	187,587
Inventories	311,605	237,777
Other current assets	115,058	116,041

Total current assets	1,335,732	1,228,211
Non-current assets	545,240	517,012

Total assets	$1,880,972	$1,745,223

Liabilities:
Current liabilities	$247,833	$265,771
Non-current liabilities	42,754	33,120

Total liabilities	290,587	298,891
Total shareholders’ equity	1,590,385	1,446,332

Total liabilities and shareholder's equity	$1,880,972	$1,745,223

MYLAN LABORATORIES INC. AND SUBSIDIARIES

Segment Results
(unaudited; in thousands)

	Three Months Ended		Nine Months Ended

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Consolidated:
Net revenues	$349,786	$320,494	$1,041,254	$915,506
Cost of sales	150,602	150,918	456,933	431,596

Gross profit	199,184	169,576	584,321	483,910
Research and development	25,248	22,941	73,933	59,953
Selling and marketing	18,027	15,173	53,137	48,598
General and administrative	33,096	28,769	95,016	73,020
Litigation settlements	(2,676)	—	(24,345)	—

Earnings from operations	$125,489	$102,693	$386,580	$302,339

Generic Segment:
Net revenues	$277,446	$253,888	$832,157	$763,814
Cost of sales	123,864	122,164	370,908	367,735

Gross profit	153,582	131,724	461,249	396,079
Research and development	14,436	11,073	42,077	31,960
Selling and marketing	2,743	2,779	8,260	8,078
General and administrative	5,954	5,223	15,809	16,322

Earnings from operations	$130,449	$112,649	$395,103	$339,719

Brand Segment:
Net revenues	$72,340	$66,606	$209,097	$151,692
Cost of sales	26,738	28,754	86,025	63,861

Gross profit	45,602	37,852	123,072	87,831
Research and development	10,812	11,868	31,856	27,993
Selling and marketing	15,284	12,394	44,877	40,520
General and administrative	2,454	2,848	7,825	7,863

Earnings from operations	$17,052	$10,742	$38,514	$11,455

Corporate/Other:
General and administrative	$24,688	$20,698	$71,382	$48,835
Litigation settlements	(2,676)	—	(24,345)	—

Loss from operations	$(22,012)	$(20,698)	$(47,037)	$(48,835)